Exhibit 99.1

Vishay Announces Resignation of Executive Vice President and Chief Financial Officer Lior Yahalomi, Appointment of Lori Lipcaman

MALVERN, Pa.--(BUSINESS WIRE)--August 17, 2011--Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced the resignation of Dr. Lior Yahalomi as Executive Vice President and Chief Financial Officer, effective August 31, 2011. Lori Lipcaman, currently Vishay’s Executive Vice President Finance and Chief Accounting Officer, will assume the role of Chief Financial Officer.

“On behalf of our board of directors and stockholders, I would like to thank Lior for his devoted service to Vishay, and his leadership role in many important initiatives he undertook on behalf of Vishay,” said Marc Zandman, Executive Chairman of Vishay. “He leaves Vishay in great financial condition to execute our growth strategy going forward.”

Dr. Gerald Paul, Vishay’s President and Chief Executive Officer, added, “As Chief Financial Officer, Lior spearheaded several significant transactions for the benefit of stockholders, including the spinoff of Vishay Precision Group, two stock buyback programs totaling $425 million, and the establishment of a $450 million revolving credit agreement. He also worked closely with me in restructuring Vishay to improve profitability and stabilize the Company during the economic crisis. We certainly wish him the very best in his future endeavors.”

Dr. Yahalomi assumed the role of Executive Vice President and Chief Financial Officer in September 2008. Previously, he served as Vishay’s Corporate Senior Vice President, Mergers & Acquisitions from June 2006 to September 2008. Prior to joining Vishay, Dr. Yahalomi held several executive positions in the technology, financial services, and venture capital industries.

Dr. Yahalomi stated, “With the untimely passing of Dr. Felix Zandman, who served as a mentor to me, and the completion of these initiatives to build a stronger company and increase stockholder value, it is time to explore new career opportunities and challenges.” He continued, “It has been an honor to work with Vishay and the remarkable Dr. Zandman during my tenure.”

Ms. Lipcaman will assume the role of Chief Financial Officer on September 1, 2011 and will report to Dr. Paul. Ms. Lipcaman was appointed Executive Vice President Finance and Chief Accounting Officer in September 2008. Previously, she served as Vishay’s Corporate Senior Vice President, Operations Controller, from March 1998 to September 2008. Prior to that, she served in various positions of increasing responsibility in finance and controlling since joining the Company in May 1989. Ms. Lipcaman holds a bachelor’s degree from the University of Michigan.

“I would like to thank the board of directors for their confidence in me with this appointment,” said Ms. Lipcaman. “I look forward to this next challenge, the increased scope of responsibility, and contributing to Vishay’s strategic vision.”

Dr. Paul added, “Given Lori’s long affiliation with the Company and her outstanding performance as Chief Accounting Officer, her appointment to Chief Financial Officer is a natural one. Her institutional knowledge will serve Vishay well in the years to come, and allow us to continue on our plan for long-term growth as outlined by our founder Dr. Felix Zandman.”

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay’s product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300